Exhibit 99.1

China Green Material Technologies, Inc. Reports 2010 Financial Results
-- 2010 revenues increased 49.5% to a record $20.0 million
-- 2010 EPS of $0.21
-- 2010 adjusted EPS of $0.24 (non-GAAP)
-- 2010 cash flow from operations of $4.3 million

HARBIN, China, April 13, 2011 /PRNewswire-Asia/ -- China Green Material Technologies, Inc. (OTCQB Market: CAGM; "CAGM" or "the Company"), a China-based leader in developing and manufacturing starch-based biodegradable, disposable containers, tableware and packaging materials, today announced financial results for the full year ended December 31, 2010.

Full Year of 2010:

Revenues – Total revenues increased 49.5% to $20.0 million for the year ended December 31, 2010 from $13.4 million in the year ended December 31, 2009. The increased revenues reflect strong reorders from existing customers, orders from seven new customers, and expansion in the supermarket sector.  The Company increased average selling prices by approximately 6.4% and tons of volume sold by 40.6% in the year ended December 31, 2010.  99.4% of revenue was derived from the domestic China market and 32.6% came from customized product orders.

Mr. Su Zhonghao, Chief Executive Officer of the Company, declared, "We experienced further acceleration in our revenue growth to 49.5% for the year ended December 31, 2010. This strong momentum reflects growing demand from new and existing customers in China, particularly for the product categories of disposable cups, containers and plates. As we continue to introduce new branded products, which are stronger and less expensive than those from our competitors, we are poised to capture additional market share in the rapidly growing RMB 2.5 billion biodegradable products market in China."

Gross Profit - Gross profit increased 38.3% to $8.8 million for the year ended December 31, 2010 compared to $6.4 million in the year ended December 31, 2009, while gross margin was 43.9% in 2010 versus 47.4% a year ago.  The decrease in the gross margin percentage was largely due to an increase in overall production costs by 13.5%, which were mainly caused by higher raw material prices and depreciation and amortization costs.

Operating Expense - Operating expenses totaled $2.1 million, or 10.3% of revenue, for the year ended December 31, 2010 versus $1.0 million, or 7.7% of revenue, for the year ended December 31, 2009. Selling expenses were constant at $0.2 million year-over-year while general and administrative expenses increased to $1.6 million compared to $0.8 million in 2009. The increase in operating expenses included a $0.2 million increase in salaries of non-production personnel and related costs, Zhonghao Bio start-up costs of $0.2 million, and professional fees of $0.4 million for the year ended December 31, 2010.

Operating Income – Operating income increased 26.5% to $6.7 million for the year ended December 31, 2010 from $5.3 million for the year ended December 31, 2009. The operating margin was 33.6% in 2010 versus 39.7% a year ago. Excluding stock compensation, the operating margin was 34.4%, down 5.3% compared to 2009.

Other Income (Expense) - Other expenses were $0.6 million in the year ended December 31, 2010 versus $0.43 million for the year ended December 31, 2009.

Net Income - Net income was $5.2 million for the year ended December 31, 2010 compared to $4.2 million for the year ended December 31, 2009.  Adjusted net income (non-GAAP) was $5.8 million, an increase of 26.5% over 2009 adjusted net income.  Net income per diluted share was $0.21 for the year ended December 31, 2010 versus net income per diluted share of $0.22 for the year ended December 31, 2009 based on weighted average shares of 24.6 million and 18.7 million, respectively. Adjusted net income per diluted share (non-GAAP) was $0.24 in the year ended December 31, 2010. The increase in share count reflects the issuance of 6.9 million common shares in two private placements completed in the first and second quarters of 2010.

The Company's effective tax rate was 15.0% for the year ended December 31, 2010 versus 15.1% for the year ended December 31, 2009.

"We are focused on expanding our capacity to meet the robust demand for our products. During the year, we substantially completed construction of our new state-of-the-art facility which is located in the Harbin Economic and Technological Development Zone. The new facility brings our production capacity to 20,000 tons of finished products annually, an increase of 122%. To the extent we are able to scale up towards full capacity during 2011; our revenues should increase this year. The facility also allows us to operate more efficiently and provides the ability to fill larger orders from our growing base of domestic and international customers. I am extremely excited about the future growth outlook for our Company," concluded Mr. Su.

Liquidity and Capital Resources:

Cash flow from operations for the year ended December 31, 2010 totaled $4.3 million. As of December 31, 2010, the Company had $12.1 million in cash and cash equivalents, an increase of approximately $4.8 million from the end of 2009, primarily due to net proceeds of $7.3 million from private placements completed during 2010 and cash flow from operations, offset by $8.1 million of equipment and property investments for the new manufacturing facility. The Company had $23.9 million in working capital and no long-term debt as of December 31, 2010.

About China Green Material Technologies, Inc.

Website: http://www.sinogreenmaterial.com

China Green Material Technologies, Inc. (CAGM.pk) is a China-based manufacturer of starch-based biodegradable, disposable containers, disposable tableware and disposable packaging materials. Headquartered in Harbin city of China, the Company currently has 245 employees. The Company has developed proprietary biodegradable food packaging materials technologies.

Safe Harbor Statement

This press release contains certain statements that may include 'forward-looking statements' as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are often identified by the use of forward-looking terminology such as "believes," "expects," "anticipate," "optimistic," "intend," "will" or similar expressions. Such forward-looking statements involve known and unknown risks and uncertainties that may cause actual results to be materially different from those described herein as anticipated, believed, estimated or expected. Investors should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of risks, other factors and those risks and other factors discussed in the Company's periodic reports that are filed with and available from the Securities and Exchange Commission, including the Annual Report on Form 10-K filed April 12, 2011. All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these factors. Other than as required under the securities laws, the Company does not assume a duty to update these forward-looking statements.

ITEM 1.  FINANCIAL STATEMENTS.

CHINA GREEN MATERIAL TECHNOLOGIES, INC. AND SUBSIDIARIES CONSOLIDATED BALANCE SHEETS AS OF DECEMBERT 31, 2010 AND 2009

	As of Dec 31,
	2010	2009
Assets
Current Assets:
Cash and equivalents	$12,090,345	$7,321,276
Restricted cash	4,266	3,443
Accounts receivable, net	10,097,506	6,524,510
Inventories	684,534	456,970
Other receivables	203,844	549,288
Deferred consulting expense	108,036	-
Other current assets	570,596	127,507
Deferred income taxes	147,207	4,918
Total Current Assets	23,906,334	14,987,912

Deposits for construction	301,992	-
Property and Equipment, Net	17,372,325	10,394,584
Intangible Assets, Net	5,103,278	5,060,559
Know-how Right, Net	2,000,695	2,160,533
Investment - Net	15,154	310,419
Total Assets	$48,699,778	$32,914,007

Liabilities and Stockholders' Equity
Current Liabilities:
Accounts payable and accrued expenses	$539,275	$307,140
Deferred revenue	14,695	4,213
Advances from a third party	1,371,042	-
Due to stockholders/officers, net	208,404	300,792
Warrants liability	95,085	-
Taxes payable	738,647	430,408
Contingent liabilities	1,509,958	1,464,768
Total Liabilities	4,477,106	2,507,321

Commitments and contingencies

Stockholders' Equity
Preferred stock $0.001 par value, 20,000,000 shares authorized and 0 shares issued and outstanding	-	-
Common stock, $0.001 par value, 100,000,000 shares authorized, 25,701,025 and 18,711,388 shares issued at December 31, 2010 and 2009, respectively	25,701	18,711
Additional paid-in capital	25,191,392	17,895,324
Reserve funds	1,699,062	1,152,569
Retained earnings	12,405,789	7,709,729
Accumulated other comprehensive income	4,900,728	3,630,353
Total Stockholders' Equity	44,222,672	30,406,686
Total Liabilities and Stockholders' Equity	$48,699,778	$32,914,007

CHINA GREEN MATERIAL TECHNOLOGIES, INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME YEARS ENDED DECEMBER 31, 2010 AND 2009

	Years Ended Dec 31,
	2010	2009

Revenues	$20,042,025	$13,407,287
Cost of Goods Sold	11,252,625	7,052,854

Gross Profit	8,789,400	6,354,433

Operating Expenses
Selling expenses	242,378	238,274
General and administrative expenses	1,647,891	792,587
Stock based compensation	167,163	-
Total Operating Expenses	2,057,432	1,030,861

Income From Operations	6,731,968	5,323,572

Other Income (Expenses)
Interest income	8,586	5,635
Interest expense	(316)	-
Net rental (expense)/income	(123,163)	24,057
Impairment of investment	(300,595)	-
Loss on fixed assets disposal and intangible assets written off	(126,728)	(459,695)
Other (expense) income, net	(21,992)	567

Total Other Expenses	(564,208)	(429,436)

Income Before Income Taxes	6,167,760	4,894,136

Provision for Income Taxes	925,207	738,810

Net Income	$5,242,553	$4,155,326

Foreign Currency Translation Adjustment	1,270,375	(20,380)

Comprehensive Income	$6,512,928	$4,134,946

Net Income Per Common Share -Basic and Diluted
-Basic	$0.21	$0.22
-Diluted	$0.21	$0.22

Weight Common Shares Outstanding -Basic and Diluted
-Basic	24,457,767	18,711,388
-Diluted	24,621,490	18,711,388

CHINA GREEN MATERIAL TECHNOLOGIES, INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF CASH FLOWS FOR THE YEARS ENDED DECEMBER 31, 2010 AND 2009

	For The Years Ended Dec 31,
	2010	2009
Cash flows From Operating Activities:
Net Income	$5,242,553	$4,155,326
Adjustments to reconcile net income to net cash
provided by operating activities
Depreciation and amortization	1,636,663	1,320,118
Stock based compensation	167,163	-
Deferred income taxes benefits	(139,061)	(4,915)
Bad debt expense	(33,068)	5,954
Impairment of long-term investment	300,595	-
Amortization of deferred consulting revenue	955,468	-
Changes in warrants fair value	(968,420)	-
Loss on disposal of fixed assets	126,728	64,444
Loss on disposal of intangible assets	-	395,251
Changes in operating assets and liabilities
Accounts receivable	(3,265,653)	(1,180,460)
Inventories	(208,845)	(105,859)
Other receivables	354,545	(19,021)
Prepaid expenses	-	(14,467)
Other current assets	(429,648)	(156,153)
Accounts payable and accrued expenses	221,558	(65,133)
Deferred revenue	10,128	(10,308)
Tax payable	287,242	357,040
Net Cash Provided by Operating Activities	4,257,948	4,741,817

Cash Flows From Investing Activities:
Restricted cash	(701)	(3,443)
Deposit for construction	(295,455)	-
Purchase of property and equipment	(8,061,980)	(91,736)
Deposit for purchase of know-how right	-	(732,384)
Proceeds from sold the property and equipment	118,182	158,832
Net Cash Used in Investing Activities	(8,239,954)	(668,731)

Cash Flows From Financing Activities:
Proceeds from stock issued	7,135,894	-
Advance from a third party	1,341,364	-
Repayments of stockholders/officers loans	(99,458)	(1,025,338)
Proceeds from stockholders/officers loans	-	29,645
Net Cash (Used in) Provided by Financing Activities	8,377,800	(995,693)

Net Increase in Cash and Equivalents	4,395,794	3,077,393
Effect of Exchange Rate Changes on Cash and Equivalents	373,275	(1,161)
Cash and Equivalents at Beginning of Year	7,321,276	4,245,044
Cash and Equivalents at End of Year	$12,090,345	$7,321,276

SUPPLEMENT DISCLOSURES OF CASH FLOW INFORMATION
Cash paid for Interest	$-	$-
Cash paid for Income taxes	$923,043	$534,610

SUPPLEMENTAL SCHEDULE OF NON-CASH INVESTING AND FINANCING ACTIVITIES
Issuance of warrants for IR consulting expenses	1,063,506	-
Incurred contingent liabilities for purchase of know-how right	$-	$1,464,768

About Non-GAAP Financial Measures

This press release contains non-GAAP financial measures which Company management uses for financial and operational decision making, and as a means to evaluate period-to-period comparisons. The Company believes that these non-GAAP financial measures are useful to investors because they exclude a loss on the disposal of fixed assets and a loss on long-term investments that our management excludes when it internally evaluates the performance of the Company's business and makes operating decisions, including internal budgeting, and performance measurement, because these measures provide a consistent method of comparison to historical periods. Moreover, management believes these non-GAAP measures reflect the essential operating activities of CAGM. Accordingly, management excludes these losses when making operational decisions. The Company believes that providing the non-GAAP measures that management uses to its investors is useful to investors for a number of reasons. The non-GAAP measures provide a consistent basis for investors to understand the Company's financial performance in comparison to historical periods. In addition, it allows investors to evaluate the Company's performance using the same methodology and information as that used by our management. Non-GAAP measures are subject to inherent limitations because they do not include all of the expenses included under GAAP and because they involve the exercise of judgment of which charges are excluded from the non-GAAP financial measure. However, our management compensates for these limitations by providing the relevant disclosure of the items excluded.

The following table provides a reconciliation of non-GAAP earnings and earnings per share to the equivalent GAAP measure.

12 Months Ended December 31, 2010:
	12 months Ended
(in thousands, except per share data)	31-Dec	31-Dec
	2010	2009
Net income	$5,242	$4,155
Loss on investments	$301	-
Non-cash stock compensation expense	$167	-
Loss on fixed and intangible asset disposal	$127	$460
Start-up costs for Zhonghao Biodegradable Materials Co., Ltd	$166
Adjusted net income (non-GAAP)	$6,003	$4,615

Net Income per Common Share, Basic and Diluted	$0.21	$0.22
Effect of adjustments described above	$0.03	$0.03
Adjusted diluted earnings per share (non-GAAP):
Basic	$0.24	$0.25
Diluted	$0.24	$0.25

For more information, please contact:

Mr. Low Yan Seong, CFO
China Green Material Technologies, Inc.
Email: cfo@sinogreenmaterial.com
Web: http://www.sinogreenmaterial.com

Mr. Buddy Lee, Corporate Secretary
China Green Material Technologies, Inc.
Email: secretary@sinogreenmaterial.com
Office: +86-451-5175-0888